EXHIBIT (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated February 27, 2009 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Purchaser becomes aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Stock Purchase Rights)
of
CV Therapeutics, Inc.
at
$16.00 Net Per Share
by
Sturgeon Acquisition, Inc.
a wholly-owned subsidiary of
Astellas US Holding, Inc.
a wholly-owned subsidiary of
Astellas Pharma Inc.

Sturgeon Acquisition, Inc. (the “Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Astellas US Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Astellas Pharma Inc., a corporation formed under the laws of Japan (“Astellas”), is offering to purchase all issued and outstanding shares of common stock, par value $.001 per share (together with the associated stock purchase rights, the “Shares”), of CV Therapeutics, Inc., a Delaware corporation (the “Company”), for $16.00 net per share in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 27, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 27, 2009, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn before the expiration of the Offer at least that number of Shares, which, together with the Shares then owned by Astellas and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding on a fully-diluted basis, (ii) the Company’s Board of Directors having redeemed the associated stock purchase rights (the “Rights”) or Purchaser being satisfied, in its reasonable discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (as defined below), (iii) the Company’s Board of Directors having waived, rescinded or amended the Standstill Provision in the Astellas Stock Purchase Agreement, as such terms are defined in the Offer to Purchase, such that, or the Purchaser otherwise being satisfied, in its reasonable discretion, that, the Standstill Provision has been invalidated or is otherwise inapplicable to the Offer and the Proposed Merger, (iv) the Company’s Board of Directors having approved the Offer and the Proposed Merger such that, or Purchaser otherwise being satisfied, in its reasonable discretion, that, the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) are inapplicable to the Offer and the Proposed Merger, (v) the Company not having directly or indirectly sold, licensed or otherwise transferred or encumbered (and not having agreed directly or indirectly to sell, license or otherwise transfer or encumber) any rights or assets related to Ranexa® (ranolazine) other than as provided in, and only to the extent (if any) required by, agreements on file with the Securities and Exchange Commission (the “SEC”) as of the date of this Offer to Purchase as such agreements are in effect as of the date of this Offer to Purchase, and (vi) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The Offer is not conditioned upon any financing arrangements or subject to a financing condition. Other conditions to the Offer are contained in “The Offer — Section 14 — Conditions of the Offer” of the Offer to Purchase.

The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all issued and outstanding Shares. If the Offer is consummated, Astellas and Purchaser intend, as soon as practicable after consummation of the Offer, to have Astellas and Purchaser (or another subsidiary of Astellas) consummate a second-step merger or similar business combination with the Company (the “Proposed Merger”). At the effective time of the Proposed Merger, each then outstanding Share (other than Shares held by Astellas or one of its subsidiaries (including Purchaser), Shares held in the treasury of the Company, Shares held by subsidiaries of the Company, if any, and Shares held by the Company’s stockholders who have perfected their appraisal rights in accordance with Section 262 of the DGCL) would be canceled and converted automatically into the right to receive an amount in cash per Share equal to the highest price per Share paid by Purchaser pursuant to the Offer, without interest (and less any applicable withholding taxes). Upon consummation of the Proposed Merger, the Company would be an indirect wholly-owned subsidiary of Astellas.

Astellas is seeking, and intends to continue to seek, to negotiate the acquisition of the Company. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the offer price and the consideration to be offered in the Proposed Merger), including for purposes of negotiating or entering into a merger agreement with the Company. Any such merger agreement may contemplate the termination of the Offer. In the event that Astellas, Purchaser and the Company enter into a merger agreement that requires that the Offer be terminated, the Shares would, upon consummation of such merger, be converted into the right to receive the consideration provided for in such merger agreement.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to Computershare Trust Company, N.A., the Depositary for the Offer, of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares (if such procedure is available), into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in “The Offer — Section 3 — Procedure for Tendering Shares” of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in “The Offer — Section 2 — Acceptance for Payment and Payment” of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser regardless of any extension of the Offer or by reason of any delay in making such payment. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

“Expiration Date” means 12:01 a.m., New York City time, on March 27, 2009, unless and until Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. Any such extension of the Offer will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Purchaser currently has no intention of making available a “subsequent offering period” (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but has the right to do so under Rule 14d-11.

If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in “The Offer — Section 4 — Withdrawal Rights” of the Offer to Purchase.

If any tendered Shares are not purchased under the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in “The Offer — Section 3 — Procedures for Tendering Shares” of the Offer to Purchase, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

Except as otherwise provided below, tenders of Shares under the Offer are irrevocable. Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after April 28, 2009 (or such later date as may apply if the Offer is extended).

For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in “The Offer — Section 3 — Procedures for Tendering Shares” of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in “The Offer — Section 3 — Procedures for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in “The Offer — Section 3 — Procedures for Tendering Shares” of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be binding on all parties.

A request is being made to the Company for use of the Company’s stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request, the Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser. Alternatively, if the Company so elects, the materials will be mailed to stockholders of the Company. A request is also being made to the Company pursuant to Section 220 of the DGCL for a list of the Company’s stockholders and to inspect the Company’s stock ledger and certain of its other books and records.

The receipt of cash in the Offer or the Proposed Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders should consult their own tax advisors about the particular effect the proposed transactions will have on their Shares.

The information required to be disclosed by Rule 14d-6(d)(1) of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Neither this Notice, the Offer to Purchase nor the Offer referred to herein and therein constitutes a solicitation of proxies in connection with any matter to be considered at any annual meeting of the Company’s stockholders.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent and copies will be furnished promptly at Purchaser’s expense.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokerage Firms Please Call: (212) 440-9800
All Others Please Call Toll Free: (800) 213-0473

The Dealer Manager for the Offer is:

30 Rockefeller Plaza
New York, NY 10020
Call: (212) 332-5668

February 27, 2009

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